Exhibit 10.2

Darling Ingredients Inc.
2017 Omnibus Incentive Plan
Notice of Stock Option Grant

Grantee:	[Name]
Shares Subject to Option:	[#] Shares
Type of Option:	Nonqualified Stock Option
Exercise Price:	$[ ] per Share
Grant Date:	, 20
Vesting Commencement Date:	, 20
Vesting:	This option shall vest and become exercisable in accordance with the following schedule, subject to the Grantee’s continued Service with the Company as of the applicable vesting date:
	Vesting Date	Percentage That Vests
	Vesting Commencement Date	33-1/3%
	First anniversary of Vesting Commencement Date	33-1/3% (total 66-2/3%)
	Second anniversary of Vesting Commencement Date	33-1/3% (total 100%)

The option shall become fully vested and exercisable upon (i) termination of the Grantee’s Service by the Company without Cause or due to the Grantee’s death or Disability or (ii) termination of the Grantee’s Service by the Grantee due to Retirement.

Upon a Change of Control, the following shall apply:

1. If the option is not assumed, converted or replaced by the resulting entity in the Change of Control, then the option shall become fully vested and exercisable immediately prior to the consummation of a Change of Control, subject to the Grantee’s continued Service as of such date.

2. If the option is assumed, converted or replaced by the resulting entity in the Change of Control, then (a) the option shall continue to vest and become exercisable in acordance with the schedule above conditioned on the Grantee’s continued Service with the resulting entity in the Change of Control, and (b) in addition to the vesting provisions in case of termination of Service by the Company without Cause, due to the Grantee’s death or Disability or termination of Service by the Grantee due to Retirement as provided above, the Award shall become fully vested and exercisable immediately upon the Grantee’s termination of Service for Good Reason within two years following the Change of Control.

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Exercise Period:	The vested portion of this option may be exercised until the Expiration Date below.
Expiration Date:
Upon the earliest to occur of (a)               , 20   , (b) the first anniversary of the Grantee’s death or Disability, (c) the date of termination of Grantee’s Service by the Company for Cause, (d) the 3rd anniversary of the date of termination of the Grantee’s Sevice by the Grantee due to Retirement or by the Company without Cause if the Grantee satisfies the requirements for Retirement as of the date of such termination or (e) the 90th day after any other termination of the Grantee’s Service. In addition, in case of a Change of Control in which the option is not assumed, converted or replaced by the resulting entity in the Change of Control, the Committee may cause the option, to the extent not exercised, to expire upon consummation of the Change of Control.

This option is governed by the terms and conditions of the Darling Ingredients Inc. 2017 Omnibus Incentive Plan (the “Plan”) and the Stock Option Agreement attached hereto (the “Agreement”), both of which are hereby made a part of this document (this “Notice”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan and/or the Agreement. In the event of a conflict between any provisions of the Plan, the Agreement and/or this Notice, the Plan shall control, or, if the Plan should be inapplicable, then the Agreement shall control.

By signing below, the Grantee acknowledges receipt of this option and the terms set forth herein.

Grantee:                            Darling Ingredients Inc.

By:
[Name]    [Name]
[Title]

Darling Ingredients Inc.
2017 Omnibus Incentive Plan
Stock Option Agreement
Reference 001

SECTION 1.	GRANT OF OPTION.

(a)Option. On the terms and conditions set forth in this Stock Option Agreement (this “Agreement”) and each Notice of Stock Option Grant referencing this Agreement (each, a “Notice”), the Company grants to the Grantee on the Grant Date an option to purchase at the Exercise Price a number of Shares, all as set forth in the applicable Notice. Each Notice, together with this Agreement, shall be a separate option governed by the terms of this Agreement. This option is intended to be an Incentive Stock Option or a Nonqualified Stock Option, as provided in the Notice.

(b)Plan and Defined Terms. This option is granted under and subject to the terms of the Darling Ingredients Inc. 2017 Omnibus Incentive Plan (the “Plan”), which is incorporated herein by this reference. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

SECTION 2.	TRANSFER OR ASSIGNMENT OF OPTION.

During the Grantee’s lifetime, this option shall be exercisable only by the Grantee. This option and the rights and privileges conferred hereby shall not be sold, pledged or otherwise transferred (whether by operation of law or otherwise) other than by will or the laws of descent and distribution and shall not be subject to sale under execution, attachment, levy or similar process.

SECTION 3.	EXERCISE PROCEDURES.

(a)Notice of Exercise. The Grantee or the Grantee’s representative may exercise this option by giving written notice (a “Notice of Exercise”) to the Company specifying the election to exercise this option and the number of Shares for which it is being exercised. An example of a Notice of Exercise may be found at Exhibit A. The Notice of Exercise shall be signed by the person exercising this option and, if such person is the Grantee’s representative, shall be accompanied by proof (satisfactory to the Company) of the representative’s right to exercise this option. Simultaneous with the delivery of the Notice of Exercise, the Grantee or the Grantee’s representative shall deliver to the Company payment in a form permissible under Section 4 in an amount equal to the Purchase Price.

(b)Issuance of Common Stock. After receiving a proper Notice of Exercise, the Company shall cause to be issued the Shares as to which this option has been exercised. Shares may be issued in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates registered in the name of the person exercising this option (or in the names of such person and his or her spouse as community property or as joint tenants with right of survivorship).

(c)Withholding Requirements. As a condition to the Grantee’s exercise or other settlement of this option, the Company may withhold any tax (or other governmental obligation) arising from the exercise of this option, and the Grantee shall make arrangements satisfactory to the Company to enable the Company to satisfy all such withholding requirements.

SECTION 4.	PAYMENT FOR SHARES.

(a)Generally. All or part of the Purchase Price may be paid in cash, by check made payable to the Company or by a wire transfer to the Company of immediately available funds.

(b)Alternative Methods of Payment. At the sole discretion of the Committee, all or any part of the Purchase Price and any applicable withholding requirements may be paid by one or more of the following methods:

(i)Surrender of Stock. By surrendering, or attesting to the ownership of, Shares then owned by the Grantee, which Shares have been owned for at least six (6) months, and which are free and clear of any restriction or limitation, unless the Company specifically agrees to accept such Shares subject to such restriction or limitation. Such Shares shall be surrendered to the Company in good form for transfer and shall be valued at their Fair Market Value on the date of the applicable exercise of this option.

(ii)Net Exercise. By reducing the number of Shares otherwise deliverable upon the exercise of this option by the number of Shares having a Fair Market Value equal to the amount of the Purchase Price and any withholding requirements then required to be paid by the Company.

Should the Committee exercise its discretion to permit the Grantee to exercise this option, in whole or in part, in accordance with Section 4(b), it shall have no obligation to permit such alternative methods of payment with respect to any then-unexercised remainder of the option or with respect to any other option to purchase Shares held by the Grantee.

SECTION 5.	TERM AND EXPIRATION.

(a)Term. The term during which the option, to the extent vested, may be exercised is set forth in the Notice.

(b)Termination of Service. The impact of termination of Service on the vesting of the option and the period during which the option may be exercised is set forth in the Notice. When the Grantee’s Service terminates, the option shall expire immediately with respect to the number of Shares for which the option is not yet vested, except as otherwise provided in the Notice.

(c)Leaves of Absence. For any purpose under this Agreement, Service shall be deemed to continue while the Grantee is on a bona fide leave of absence if such leave was approved by the Company in writing or if continued crediting of Service for such purpose is expressly required by the terms of such leave or by applicable law (as determined by the Company).

SECTION 6.	INCENTIVE STOCK OPTIONS.

(a)$100,000 Limitation. If this option is designated as an Incentive Stock Option in the Notice, then the Grantee’s right to exercise this option shall be deferred to the extent (and only to the extent) that this option would not be treated as an Incentive Stock Option solely by reason of the $100,000 annual limitation under Section 422(d) of the Code, except that the Grantee’s right to exercise this option shall no longer be deferred if (i) the Company is subject to a Change of Control before the Grantee’s Service terminates, (ii) the Company, or any surviving corporation, or its parent does not continue this option, and (iii) any surviving corporation or its parent does not assume this option or does not substitute an option with substantially the same terms for this option. Additional limitations with regard to Incentive Stock Options are set forth in the Plan.

(b)Term and Expiration. If this option is designated as an Incentive Stock Option in the Notice, it ceases to qualify for favorable tax treatment as an Incentive Stock Option to the extent it is exercised (i) more than three (3) months after the date the Grantee ceases to provide Services for any reason other than death or permanent and total disability (as defined in Section 22(e)(3) of the Code), (ii) more than twelve (12) months after the date the Grantee ceases to provide Services by reason of such permanent and total disability or (iii) after the Grantee has been on a leave of absence for more than ninety (90) days, unless the Grantee’s reemployment rights are guaranteed by statute or by contract.

(c)Modification. If this option is designated an Incentive Stock Option, then unless the Grantee otherwise consents, any modification (i) shall comply with the rules of Section 424(a) of the Code and (ii) shall not otherwise cause this option to fail to be treated as an “incentive stock option” for purposes of Section 422 of the Code.

SECTION 7.	MISCELLANEOUS PROVISIONS.

(a)Rights as a Shareholder. Neither the Grantee nor the Grantee’s representative shall have any rights as a shareholder with respect to any Shares subject to this option until the Grantee or the Grantee’s representative becomes entitled to receive such Shares by (i) filing a notice of exercise and (ii) paying the Purchase Price as provided in this Agreement.

(b)No Right to Continued Service. Nothing in the Notice, Agreement or Plan shall confer upon the Grantee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any affiliated entity employing or retaining the Grantee) or of the Grantee, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.

(c)Notification. Any notification required by the terms of this Agreement shall be given in writing and shall be deemed effective (i) upon personal delivery; (ii) upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid; or (iii) upon the Company’s sending of an email to the Grantee. A notice shall be addressed to the Company at its principal executive office and to the Grantee at the postal address that he or she most recently provided to the Company or at his or her Service email address, if any.

(d)Entire Agreement. The Notice, this Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) relating to the subject matter hereof. In the event of a conflict between any provisions of the Plan, the Notice and/or this Agreement, the Plan shall control, or, if the Plan should be inapplicable, then this Agreement shall control.

(e)Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

(f)Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Grantee, the Grantee’s assigns and the legal representatives, heirs and legatees of the Grantee’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(g)Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, as such laws are applied to contracts entered into and performed in such state, without regard to principles of conflict of law.

(h)Data Privacy and Other Acknowledgments. By accepting the award provided for in this Agreement, the Grantee acknowledges and agrees that such award is subject to the provisions regarding data privacy and such additional acknowledgements as set forth in Exhibit B. The Grantee shall review the provisions of Exhibit B carefully, as this award shall be null and void absent the Grantee’s acceptance of such provisions. The Company reserves the right to impose other requirements on the award to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the award and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

SECTION 8.	DEFINITIONS.

(a)“Cause” shall mean, with respect to the Grantee,

(i)any conviction or plea of nolo contendere to a felony;

(ii)any willful misconduct by the Grantee in connection with the performance of the Grantee’s Service for the Company, including, without limitation, (A) misappropriation of funds of the Company, (B) harassment of or discrimination against individuals on account of gender, race, religion, national origin or disability or retaliation against an individual for making any claim that the Grantee has so harassed or discriminated against such individual or (C) breach of a written policy of the Company; or

(iii)any disclosure of confidential or proprietary information of the Company or breach of any confidentiality, non-competition or non-solicitation covenant made by the Grantee for the benefit of the Company.

(b)“Disability” shall mean that the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment as determined by the Board of Directors in its sole discretion.

(c)“Good Reason” shall be defined as that term is defined in the Grantee’s offer letter or other applicable employment agreement with the Company, if any; or, if there is no such definition, “Good Reason” shall mean the occurrence of any of the following events without the Grantee’s consent, provided that the Grantee has complied with the Good Reason Process: (i) a material diminution in the Grantee’s responsibility, authority or duty; (ii) a material diminution in the Grantee’s base salary except for across-the-board salary reductions based on the Company and its Subsidiaries’ financial performance similarly affecting all or substantially all management employees of the Company and its Subsidiaries; or (iii) the relocation of the office at which the Grantee was principally employed immediately prior to a Change of Control to a location more than fifty (50) miles from the location of such office, or the Grantee being required to be based anywhere other than such office, except to the extent the Grantee was not previously assigned to a principal location and except for required travel on business to an extent substantially consistent with the Grantee’s business travel obligations at the time of the Change of Control.

(d)“Good Reason Process” shall mean that (i) the Grantee reasonably determines in good faith that a Good Reason condition has occurred; (ii) the Grantee notifies the Company in writing of the occurrence of the Good Reason condition within 60 days of such occurrence; (iii) the Grantee cooperates in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (v) the Grantee has a termination of Service within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, and the Grantee has a termination of Service due to such condition (notwithstanding its cure), then the Grantee will not be deemed to have had a termination of Service for Good Reason.

(e)“Purchase Price” shall mean the Exercise Price multiplied by the number of Shares with respect to which this option is being exercised.

(f)“Retirement” means the Grantee’s termination of Service after the attainment of (i) at least 55 years of age with at least ten years of Service or (ii) at least 65 years of age; provided, however, Retirement shall not be deemed to have occurred if the Grantee’s Service is terminated by the Company for Cause.

(g)“Service” shall mean service as an employee of the Company or any of its Subsidiaries or Affiliates.

EXHIBIT A
Sample Notice of Exercise
[Date]
Darling Ingredients Inc.
[Address 1]
[Address 2]
Attn: Corporate Secretary
To the Corporate Secretary:
I hereby exercise my stock option granted under the Darling Ingredients Inc. 2017 Omnibus Incentive Plan (the “Plan”) and notify you of my desire to purchase the shares of common stock that have been offered pursuant to the Plan and related Stock Option Agreement reference number 001 and Notice of Stock Option Grant.

I shall pay for the shares of common stock by delivery of a check payable to Darling Ingredients Inc. (the “Company”) in the amount described below in full payment for such shares of common stock, or I shall pay the exercise price by one of the alternative methods permitted by Section 4(b) of the Stock Option Agreement, plus all amounts required to be withheld by the Company under federal, state, local and/or foreign law as a result of such exercise, or I shall provide documentation satisfactory to the Company demonstrating that I am exempt from any withholding requirement.

This notice of exercise is delivered this [date] day of [month], [year].

Type of Option:	Nonqualified Stock Option	Incentive Stock Option
Number of Shares to be Acquired:	[###]	[###]
Exercise Price (per Share):	$[###]	$[###]
Purchase Price (all Shares):	$[###]	$[###]
Estimated Withholding Tax:	$[###]	[not applicable]
Subtotal:	$[###]	$[###]
Amount Paid: $[####]

Very truly yours,

Signature:
Name:
Address:

SSN:

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Exhibit B

1.    DATA PRIVACY

By accepting this award, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your employer and the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the stock options which have been awarded to you under this Agreement (the “Option Award”).

You understand that the Company and your employer hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of any entitlement to shares of stock or equivalent benefits awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Option Award. You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Option Award, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections from your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Option Award. You understand that Data will be held only as long as is necessary to implement, administer and manage the Option Award. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with your employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Option Award or other awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to benefit from the Option Award. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

2.    ADDITIONAL ACKNOWLEDGEMENTS

By entering into this award agreement and accepting the grant of the Option Award evidenced hereby, you acknowledge, understand and agree that:

(a)	the Option Award is granted voluntarily by the Company, is discretionary in nature and may be modified, suspended or terminated by the Company at any time;

(b)
the grant of the Option Award is voluntary and occasional and does not create any contractual or other right to receive future awards of Option Awards or benefits in lieu of the Option Award, even if such awards have been awarded in the past;

(c)	all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d)
the grant of the Option Award shall not create a right to further employment with your employer and shall not interfere with the ability of your employer to terminate your employment relationship at any time, with or without Cause;

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(e)	you are voluntarily accepting the grant of the Option Award;

(f)
the Option Award and any payment made pursuant to the Option Award are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or welfare benefits or similar payments, and in no event should be considered as compensation for, or in any way relating to, past services for the Company or any of its Subsidiaries;

(g)
in accepting the grant of the Option Award, you expressly recognize that the Option Award is an award made solely by the Company, with principal offices at 251 O'Connor Ridge Blvd., #300, Irving, TX 75038, U.S.A., the Company is solely responsible for the administration of the Plan and the Agreement (collectively, the “Plan Documents”) and your participation in the Plan Documents; in the event that you are an employee of a Subsidiary, the Option Award and your participation in the Plan Documents will not be interpreted to form an employment contract or relationship with the Company; furthermore, the Option Award will not be interpreted to form an employment contract with any Subsidiary;

(h)	the future value of the Company shares which may be delivered upon exercise of the Option Award is unknown and cannot be predicted with certainty;

(i)
no claim or entitlement to compensation or damages shall arise from forfeiture of the Option Award resulting from termination of your employment by the Company or your employer (for any reason whatsoever and regardless of whether or not such termination is later found to be invalid or in breach of the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) or recoupment of all or any portion of any payment made pursuant to the Option Award as provided by any applicable Company policy on recoupment of incentive compensation and, in consideration of the grant of the Option Award to which you are not otherwise entitled, you irrevocably agree never to institute any claim against the Company or your employer, waive your ability, if any, to bring any such claim, and release the Company and your employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan Documents, you shall be deemed irrevocably to have agreed not to pursue such claim, and you agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(j)
for purposes of the Option Award, your employment will be considered terminated as of the date you are no longer actively employed and providing services to the Company or one of its Subsidiaries, and your right, if any, to earn and be paid any portion of the Option Award (and any related dividend equivalents) pursuant to this Agreement after such termination of employment (for any reason whatsoever and regardless of whether or not such termination is later found to be invalid or in breach of the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) will be measured by the date you cease to be actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period mandated under the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Company, in its sole discretion, shall determine when you are no longer actively employed for purposes of the Option Award (including whether you may still be considered actively employed while on an approved leave of absence);

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(k)	you are solely responsible for investigating and complying with any exchange control laws applicable to you in connection with any payment made pursuant to Option Award;

(l)
unless otherwise provided in the Plan Documents or by the Company in its discretion, the Option Award and the benefits evidenced by this award agreement do not create any entitlement to have the Option Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Company’s common stock;

(m)
neither your employer, the Company nor any of its Subsidiaries shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Option Award or any payment made pursuant to the Option Award; and

(n)
the Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the Option Award. You are hereby advised to consult with your personal tax, legal and financial advisors regarding the Option Award before taking any action in relation thereto.

3.    LANGUAGE

If you have received this Agreement or any other document related to the Plan Documents translated into a language other than English and if the meaning of the translated version differs from the English version, the English version shall control.

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